Preliminary Term Sheet (To the Prospectus dated December 21, 2005, the Prospectus Supplement dated November 1, 2006 and the Information Supplement dated December 12, 2007)	Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 December 17, 2007 For Broker-Dealer Discussion Purposes Only

Barclays Bank PLC

$[•]

100% Principal Protected Notes due December 31, 2008

Linked to the Performance of the Common Stock of Exxon Mobil Corporation (XOM)

Medium-Term Notes, Series A, No. E- 1421

At maturity, you will receive a return linked to the performance of the common stock of Exxon Mobile Corporation (XOM). A more detailed description is available in the Prospectus, Prospectus Supplement, Information Supplement and Free Writing Prospectus. The Notes are principal protected only if held to maturity

Issuer	Barclays Bank PLC

Issuer Rating	Currently AA by S&P and Aa1 by Moody’s

Currency	USD

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Nominal Issue Size	$[•]

Initial Valuation Date	December 21, 2007

Issue Date	December 31, 2007

Final Valuation Date	December 19, 2008

Maturity Date	December 31, 2008

Conditional Coupon	11.25%

Linked Share	The common stock of Exxon Mobil Corporation (Ticker: XOM)

Payment at Maturity

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if, between the initial valuation date and the final valuation date, the closing price of the linked share was never (i) above the upper barrier or (ii) below the lower barrier, you will receive, on maturity date, in addition to the principal amount, a cash payment equal to the principal amount multiplied by the conditional coupon. Accordingly, your payment per $1,000 principal amount of Note will be calculated as follows:

$1,000 + [$1,000 x Conditional Coupon]

•        if, between the initial valuation date and the final valuation date, the closing price of the linked share was on any day (i) above the upper barrier or (ii) below the lower barrier, you will receive a cash payment of $1,000 for each $1,000 principal amount Note.

Your principal is only protected if you hold the Notes to maturity

Lower Barrier: Initial Price x 80%

Upper Barrier: Initial Price x 120%

Initial Price	[•], the closing price of the linked share on the initial valuation date.

Clearing	DTC, Book entry

Trustee and Paying Agent	Bank of New York

Cusip Number	06738G4J6

ISIN	US06738G4J69

Business Days	New York

Business Day Convention	Following

Calculation Agent	Barclays Bank PLC

Market Disruption Events	As described in the Free Writing Prospectus.

Settlement	Cash

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007 and the information supplement dated December 12, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction and is for informational purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Any names and logos used herein that are service marks or trademarks are used with the permission of their respective owner.

Barclays Capital–the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.